SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (“Agreement”) is made by and between Landauer, Inc. (“Landauer”), and William E. Saxelby (“Mr. Saxelby” or “Consultant”).

WHEREAS, Landauer has employed Mr. Saxelby as its President and Chief Executive Officer pursuant to an Employment Agreement that was effective September 28, 2005 (“Employment Agreement”);

WHEREAS, Mr. Saxelby is stepping down as President and Chief Executive Officer of Landauer effective at the close of business on September 15, 2014;

WHEREAS, during his employment with Landauer, Mr. Saxelby acquired extensive knowledge and experience in Landauer’s business;

WHEREAS, Landauer desires to continue to obtain the benefit of Mr. Saxelby’s knowledge and experience as a consultant in connection with its business; and

WHEREAS, Landauer and Mr. Saxelby desire to memorialize in this Agreement  the terms of his separation from employment with Landauer and his subsequent retention as a consultant to Landauer.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which each party expressly acknowledges, Landauer and Mr. Saxelby agree as follows:

1. Separation from Employment.  Mr. Saxelby’s employment with Landauer will end effective September 15, 2014 (“Separation Date”).  Landauer will continue to pay Mr. Saxelby his regular salary and provide him with his current employment benefits through the Separation Date.

2. Employment Benefits.  All of Mr. Saxelby’s employment benefits with Landauer will end as of the Separation Date in accordance with the respective plan terms, unless Mr. Saxelby timely elects to continue his current health insurance coverage with Landauer through COBRA at his cost.  Landauer will pay Mr. Saxelby any accrued, but unused vacation due him on its next regular payday after the Separation Date (as of August 22, 2014, the value of such vacation was $68,428, but such amount will be adjusted for additional vacation accrued or used, as applicable, through the Separation Date).

3. Severance Payment.  On or before October 31, 2014, Landauer will make a severance payment to Mr. Saxelby in the amount of $1,618,050, less customary deductions.  Landauer will make such payment to Mr. Saxelby in the same manner by which it pays him his regular paychecks.

4. 2014 Incentive Bonus. On or before October 31, 2014, Landauer will pay Mr. Saxelby $284,337, less customary deductions, as the pro-rated Incentive Bonus for 2014. 1

Landauer will make such payment to Mr. Saxelby in the same manner by which it pays him his regular paychecks.

5. Nonqualified Deferred Compensation.  Mr. Saxelby will be entitled to the value of his account under the Landauer, Inc. Non-Qualified Excess Plan (the “Excess Plan”).  As of August 22, 2014, Mr. Saxelby’s account balance under the Excess Plan was $1,888,594.  Mr. Saxelby will receive payments under the Excess Plan in accordance with the terms thereof, taking into account Appendix A (which reflects the terms of the May 1, 2009 amendment to the Employment Agreement).  In accordance with the provisions of Appendix A of the Excess Plan, the portion of Mr. Saxelby’s account (taking into the performance of the investment benchmarks selected by Mr. Saxelby with respect to his account) attributable to the $1,323,684 credited to his account on September 28, 2010 will be paid to Mr. Saxelby in the form of a life annuity commencing on the first day of the month following Mr. Saxelby’s 65th birthday.  The remaining portion of Mr. Saxelby’s account under the Excess Plan will be paid to him in a lump sum on the six (6) month anniversary of his “separation from service,” as such term is defined in Treasury Regulation Section 1.409A-1(h).

6. Qualified Retirement Plans.  Mr. Saxelby will be entitled to his benefits under the terms of the Landauer, Inc. Retirement Plan and the Landauer, Inc. Retirement Savings Plan, each in accordance with the terms thereof.

7. Incentive Stock Options.  All of the Stock Options that Landauer previously has granted to Mr. Saxelby that he has not yet exercised will expire if not exercised by December 15, 2014 in accordance with the provisions of the Landauer, Inc. Incentive Compensation Plan (“LTIP”).

8. Restricted Share Awards.   As of the Separation Date, 10,951 shares of the Landauer common stock that Landauer previously has granted to Mr. Saxelby under LTIP Restricted Share Award Agreements (“Restricted Share Agreements”) will vest.  The remaining 15,426 shares of Landauer common stock previously awarded to Mr. Saxelby under the Restricted Share Agreements and currently outstanding will never vest and are forfeited as of the Separation Date.

9. Performance Share Awards.   As of the Separation Date, 14,411 shares of the Landauer common stock that Landauer previously has granted Mr. Saxelby under LTIP Performance Based Restricted Stock Award Agreements (“Performance Agreements”) will vest and Mr. Saxelby will receive a cash payment equivalent to the dividends accumulated between the grant date and the Separation Date on the shares that vest on the Separation Date.  The remaining 9,331 shares of Landauer common stock previously awarded to Mr. Saxelby under the Performance Agreements will never vest and are forfeited as of the Separation Date.

10. Total Payments and Benefits.  Paragraphs 1-9 above constitute the entirety of the compensation, benefits, and stock awards that Landauer shall be required to pay to Mr. Saxelby as a result of his employment with Landauer and his separation therefrom.  Mr. Saxelby hereby expressly waives any right to any payment, benefit, or award not described in Paragraphs 1-9 above including, but not limited to, any current or past salary, bonus, stock award, or other compensation or benefit, based upon his status as an employee or former employee of Landauer.

11. General Release.  Mr. Saxelby, and any individual or entity claiming through him, agree to release and discharge Landauer and its affiliates and each of those entities’ past, present, and future owners, trustees, fiduciaries, shareholders, members, partners, directors, officers, administrators, agents, employees, attorneys, and the predecessors, successors, and assigns of each of them (collectively, the “Released Parties”) from any and all claims, whether known or unknown, which Mr. Saxelby has, has ever had, or may ever have against any of the Released Parties arising from or related to any act, omission, or thing occurring at any time prior to his signing this Agreement including, but not limited to, any and all claims that in any way result from, or relate to, Mr. Saxelby’s employment or cessation of employment from Landauer.  These released claims further include, but are not limited to, any and all claims that Mr. Saxelby could assert or could have asserted in any federal, state, or local court, commission, department, or agency under any common law theory, or under any fair employment, employment, contract, tort, federal, state, or local law, regulation, ordinance, or executive order including under the following laws as amended from time to time:  Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, and the Cook County Human Rights Ordinance.  Mr. Saxelby represents and warrants that he has not filed or initiated any legal proceeding against any of the Released Parties and that no such legal proceeding has been filed or initiated on his behalf.  Notwithstanding the above, this General Release does not apply to any claim that cannot be waived under applicable law.

12. Representation and Warranty. Mr. Saxelby represents and warrants that he has not violated, and is in full compliance with, his obligations under Paragraphs 6 – 8 of the Employment Agreement.

13. Consultant Retention.  Effective September 16, 2014, Landauer will retain Mr. Saxelby as a consultant and Consultant accepts such retention upon the terms and conditions set forth in this Agreement.

14. Consulting Term.  The term of Consultant’s retention shall continue until September 30, 2015, unless terminated earlier by either party pursuant to the provisions of Paragraph 19 below (the “Term”).

15. Consultant Services.  During the Term at the request of the individual then serving as Landauer’s President and Chief Executive Officer or his or her designee (“CEO”), Consultant will provide Landauer with the services as listed on the statement of work attached hereto as Exhibit A (the “Consulting Services”).  Consultant shall devote reasonable time and his best efforts, skill, and attention to the diligent performance of the Consulting Services.  In rendering the Consulting Services, Consultant shall be free to arrange his own time, pursuits, and consulting schedule and to determine the specific manner in which the Consulting Services will be performed, but he will use his best efforts to accommodate the scheduling requirements and the work of Landauer.  During the Term, Consultant shall provide Landauer’s CEO with regular written updates on his work progress under this Agreement no less frequently than monthly.

16. Independent Contractor. Consultant shall perform the Consulting Services as an independent contractor without the power to bind, represent, or speak for Landauer for any 3 purpose whatsoever.  Consultant acknowledges his separate responsibility for all federal and state withholding income taxes, Federal Insurance Contribution Act taxes, and workers’ compensation and unemployment compensation taxes, if applicable, and agrees to indemnify and hold Landauer harmless from any claim against it or liability relating to such taxes.

17. Consulting Compensation.  On or before the Separation Date, Landauer will grant Mr. Saxelby additional shares of Landauer common stock with a value of approximately $400,000 pursuant to the terms and vesting conditions of the  Performance-Based Restricted Stock Award Agreement attached hereto as Exhibit B.

18. Consulting Expenses.  Upon the submission of appropriate documentation, Landauer will reimburse Consultant for his reasonable business expenses incurred in performing the Consulting Services during the Term, provided that such expenses are pre-approved by the CEO.

19. Termination.  Notwithstanding any other provision of this Agreement, either Landauer or Consultant may terminate Consultant’s retention by Landauer for any reason upon thirty days advance written notice to the other party.  In the event of a termination of Consultant’s retention, Landauer shall have no obligation to pay him any future consulting fee or expense reimbursement, other than reimbursement for any pre-approved business expenses incurred by him, up to and including the date of termination. Any such amount due to Consultant shall be paid within 60 days of the date of termination.  Immediately upon termination of his retention, Consultant shall return to Landauer all of its and its affiliates’ property in Consultant’s possession or under Consultant’s control including, but not limited to, all Landauer’s documents and keys, electronic devices, cell phones, computers, all confidential and proprietary information (whether in hard copy or in electronic form), and all copies thereof.

20. Confidentiality and Intellectual Property Covenants.  During the Term and thereafter, Consultant agrees to abide by the terms in the Confidentiality Paragraph 7 of the Employment Agreement as if such paragraph were set forth herein verbatim except that the word “Executive” is replaced by the word “Consultant.”  Consultant similarly agrees to abide by the terms in the Intellectual Property Paragraph 8 in the Employment Agreement as if such paragraph were set forth herein verbatim except that the word “Executive” is replaced by the word “Consultant” and the word “employment” is replaced by the word “retention.”

21. Protective Covenants. During the Term and for two years thereafter, Consultant shall not, directly or indirectly, other than on Landauer’s behalf:

(A)  Induce or assist in the inducement of any individual away from his or her employ with Landauer or its affiliates or from the faithful discharge of such individual’s contractual and fiduciary obligations to serve Landauer’s or its affiliates’ interests with undivided loyalty;

(B)  Induce or assist in the inducement of any individual or entity that provides services or products to Landauer or its affiliates to reduce any such services or products provided to, or to terminate their relationship with, Landauer or its affiliates;

(C)  Solicit or accept business from any of Landauer’s or its affiliates’ customers or prospective customers that pertains to any product or service that Landauer or its affiliates provided to any customer within two years prior to the expiration of the Term or that could substitute for such product or service.  Landauer’s and its affiliates’ customers include any entity to which Landauer or its affiliates have provided products or performed services during the 24 months immediately preceding the expiration of the Term.  Landauer’s or its affiliates’ prospective customers include any entity from which Landauer or its affiliates have directly solicited business during the 12 months immediately preceding the expiration of the Term; or

(D)  Engage in any business activity in the United States, whether as an owner, partner, principal, employee, consultant or otherwise, that involves the provision of dosimetry or radiation detection products or services, medical physics services, or high quality medical accessories used in radiology, radiation therapy, and image guided surgery.  Notwithstanding the above, nothing in this subparagraph 21(D) prevents Consultant from passively owning less than two percent of the outstanding stock of  any publically traded corporation that engages in such businesses.

For the avoidance of doubt, subparagraphs 21(A) – (D) above each are severable.

22. Non-Disparagement. At no time shall Consultant disparage Landauer, its affiliates, or their respective directors, officers, members, employees, products or services.

23. Injunctive Relief.  Consultant acknowledges and agrees that the covenants contained in Paragraphs 20 - 22 above are reasonable in scope and duration, do not unduly restrict Consultant’s ability to engage in his livelihood, and are necessary to protect Landauer’s legitimate business interests.  Without limiting the rights of Landauer to pursue any other legal and/or equitable remedies available to it for any breach by Consultant of the covenants contained in Paragraphs 20 - 22 above, Consultant acknowledges that a breach of those covenants would cause a loss to Landauer for which it could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate Landauer for a breach of those covenants and that, accordingly, Landauer shall be entitled to injunctive relief to prevent any breach or continuing breaches of Consultant’s covenants as set forth in Paragraphs 20 - 22 above, without the necessity of posting a bond.  It is the intention of the parties that if, in any action before any court empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court.

24. Assignment.  Consultant acknowledges that the services to be rendered by him hereunder are unique and personal.  Accordingly, Consultant may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

25. Mandatory Mediation and Waiver of Jury Trial.  Other than disputes involving the covenants and obligations set forth in Paragraphs 20 - 22 above which may be directly filed in a court of law, Consultant and Landauer agree that all other disputes and claims of any nature that Consultant may have against Landauer will be submitted exclusively first to mandatory mediation in Chicago, Illinois, or at another mutually agreed-upon location, under the rules of Judicial Arbitration and Mediation Services (“JAMS”), or under such other rules or under the auspices of such other organization as the parties may mutually agree.  All information regarding the dispute or claim or mediation proceedings, including any mediation settlement, shall not be disclosed by Consultant, Landauer, or any mediator to any third party without the written consent of Landauer’s CEO and Consultant.  In the event that mediation does not resolve any dispute that Consultant has with Landauer and Consultant proceeds to file a complaint in court, CONSULTANT HEREBY WAIVES ANY RIGHT TO A JURY TRIAL OF THAT DISPUTE.

26. Notices.  All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or by being mailed, postage prepaid, certified or registered mail with return receipt requested, or sent by a reputable overnight delivery service such as Federal Express or DHL that tracks its deliveries, to the address shown below for each such party or such other address as may be designated in writing hereafter by such party:

(a) If to Consultant:	The most residence address for Consultant
in Landauer’s records.

(b) If to Landauer:	Mr. Michael T. Leatherman
President and Chief Executive Officer
Landauer, Inc
2 Science Road
Glenwood, Illinois 60425

27. Waiver.  Landauer’s future waiver of any breach by Consultant of any provision of this Agreement or failure to enforce any such provision with respect to him shall not operate or be construed as a waiver of any subsequent breach by Consultant of any such provision or of any other provision, or of Landauer’s right to enforce any such provision or any other provision with respect to Consultant.  No act or omission of Landauer shall constitute a waiver of any of its rights hereunder except for a written waiver signed by Landauer’s CEO.

28. Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, the parties consent to and request that the court modify such provision to the extent necessary to make it valid and legally enforceable.  If such modification is not permitted or not possible, or if the proposed modification would not retain the intent of the parties, the parties agree that the provision shall be severed from the Agreement, and that the validity and enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby.

29. Post-Retention Effectiveness. Consultant expressly acknowledges that Paragraphs 20 - 30 of this Agreement remain in effect after the expiration of the Term.
30. Amendment. This Agreement may be modified only by a writing signed by both Consultant and Landauer’s CEO.

31. Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein, and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties.

32. Review and Revocation Right.  Mr. Saxelby acknowledges that he has had sufficient time to review the terms and effect of this Agreement, he understands the terms and effect of this Agreement, he may have at least twenty-one days to consider whether to execute this Agreement, he has been advised to consult with an attorney prior to executing this Agreement, and he knowingly and voluntarily executes this Agreement intending to be bound by its terms.  Mr. Saxelby understands that he may revoke this Agreement within seven days of the date of his execution of this Agreement upon written notice to Landauer’s CEO.  If Mr. Saxelby does not revoke this Agreement within that seven day period, this Agreement will become effective on the eighth day following his execution of this Agreement and Mr. Saxelby shall have no further right to revoke this Agreement.

33. Counterparts.  This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument.  Facsimile or electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of enforcement and construction of this Agreement.

WILLIAM E. SAXELBY	LANDAUER, INC.

/s/ William Saxelby	By:	/s/ Bill Dempsey
Bill Dempsey
Chair of the Compensation Committee
of the Board of Directors

Dated: September 12, 2014		Dated: September 12, 2014

EXHIBIT A: STATEMENT OF WORK

During the Term at the request of Landauer’s CEO, Consultant will provide Landauer with consultation and advice with respect to the military vertical market in general and to further the Radwatch market penetration, specifically. Consultant will also provides services with respect to issues with which he was involved during his employment at Landauer.

During the Term, the Consultant shall achieve the following primary objectives:

1)

Facilitate the documentation of the military market process and contacts, and facilitate the effective handoff of relationships to the designated Landauer executive in accordance with a timeline established by Landauer and to the satisfaction of the CEO:

a)	Provide detailed documentation of all active military initiatives at Landauer as of the effective date of this Agreement.
b)	Provide detailed documentation of the various military contracting and product acceptance processes, unique to each initiative active at Landauer as of the effective date of this Agreement.
c)	Provide a documented matrix of relationships, both formal and informal, between military decision makers, influencers, lobbyist, legislative personnel and Landauer advisors.
i)	This shall include, at a minimum, contact names, contact information, organization structure, relationship matrices and a brief narrative of the nature of the relationship.
ii)	Provide a list of leads generated during the Consultant’s employment with Landauer and during the Term, with the connection to the various initiatives of the Company.
d)	Conduct a thorough review of this documentation with the CEO as well as members of the Company executive team, as requested.
e)

Assist with the effective transition of relationships with military personnel and advisors such that Landauer personnel are trained and equipped to work with the military without the assistance of Consultant on Radwatch selling activities, product requirements definition process, contracts and order execution.

f)

Assist with the effective transition of the legislative relationships and processes related to appropriations and authorizations such that Landauer personnel can manage these processes without the assistance of Consultant.

2)

On or after September 1, 2014, secure funding commitments and receive orders from the United States Army sufficient to permit Landauer to ship an additional 2,000 Radwatch systems no later than September 30, 2015. Such funding and orders for such Radwatch systems is in addition to any funding and orders received for Radwatch systems prior to September 1, 2014, certain of which may be shipped at a later date. For the sake of clarity, the Consultant must secure funding and receive orders for 2000 Radwatch systems which are not a part of the funding commitments and orders held by the Company as of September 1, 2014 in a sufficient timeframe to ship up to 2,000 of those incremental Radwatch systems no later than September 30, 2015.

EXHIBIT B: PERFORMANCE BASED
RESTRICTED STOCK AWARD AGREEMENT

LANDAUER, INC.
PERFORMANCE BASED
RESTRICTED STOCK AWARD AGREEMENT
UNDER LANDAUER, INC. INCENTIVE COMPENSATION PLAN

Landauer, Inc., a Delaware corporation (the “Company”), hereby grants to William Saxelby (the “Holder”) as of September 12, 2014  (the “Grant Date”), pursuant to the provisions of the Landauer, Inc. Incentive Compensation Plan (the “Plan”), a restricted stock award (the “Award”) of  11,403 shares of the Company’s Common Stock, $.10 par value (“Shares”), upon and subject to the restrictions, terms and conditions set forth below.  Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Award Subject to Acceptance of Agreement.  The Award shall be null and void unless the Holder shall (a) accept this Agreement by executing it in the space provided below and returning it to the Company and (b) if requested by the Company, execute and return one or more irrevocable stock powers to facilitate the transfer to the Company (or its assignee or nominee) of the Shares subject to the Award if Shares are forfeited pursuant to Section 4 hereof or if required under applicable laws or regulations.  As soon as practicable after the Holder has executed this Agreement and, if requested by the Company, such stock power or powers, and returned the same to the Company, the Company shall cause to be issued in the Holder’s name the total number of Shares subject to the Award.  Notwithstanding anything herein to the contrary, if the Holder either (i) does not timely execute and return to the Company the Separation and Consulting Agreement delivered to Holder in connection with his termination of employment effective September 15, 2014 (the “Consulting Agreement”), or (ii) revokes any portion of the Consulting Agreement, this Award shall cease to be effective and all Shares subject hereto shall immediately be forfeited for no consideration.

2. Rights as a Stockholder.  The Holder shall have the right to vote the Shares subject to the Award unless and until such Shares are forfeited pursuant to Section 4 hereof.  Dividends or other distributions with respect to such Shares (including, without limitation, regular cash dividends, a stock dividend or stock split) shall be subject to the same restrictions as the Shares with respect to which such dividend or other distribution was made (and if the Holder shall have received such dividend or other distribution, the Holder shall deliver the same to the Company and shall, if requested by the Company, execute and return one or more irrevocable stock powers related thereto) and shall be paid (without interest) to the Holder as soon as practicable after the vesting of the Shares.

3. Custody and Delivery of Certificates Representing Shares.  The Shares subject to the Award shall be held by the Company or by a custodian in book entry form, with restrictions on the Shares duly noted, until such Award shall have vested pursuant to Section 4 hereof, and as soon thereafter as practicable, the vested Shares shall be delivered to the Holder as the Holder shall direct.  Alternatively, in the sole discretion of the Company, the Company shall hold a certificate or certificates representing the Shares subject to the Award until such Award shall have vested, in whole or in part, pursuant to Section 4 hereof, and the Company shall as soon thereafter as practicable, deliver the certificate or certificates for the vested Shares to the Holder and destroy the stock power or powers relating to the vested Shares delivered by the Holder pursuant to Section 1 hereof.  If such stock power or powers also relate to unvested

Shares, the Company may require, as a condition precedent to delivery of any certificate pursuant to this Section 3, the execution and delivery to the Company of one or more stock powers relating to such unvested Shares.  The Company shall pay all original issue or transfer taxes and all fees and expenses incident to the delivery of Shares to the Holder.

4. Vesting.
1. The vesting of the Shares subject to the Award shall be determined based upon the achievement of the performance milestones outlined on Schedule 1 hereto.

2. If the Holder ceases to provide services to the Company prior to November 30, 2014 for any reason, each Tranche I Share (as defined in Schedule 1 hereto) subject to the Award which has not vested prior thereto, shall be forfeited by the Holder and shall be transferred, without payment of any consideration to the Holder, to the Company (or its assignee or nominee) and all rights of the Holder to or with respect to such Share shall terminate; provided, however, that the Committee may, in its sole discretion, accelerate the vesting of all or a portion of the Shares subject to the Award.

(c)If the Holder ceases to provide services to the Company prior to

September 30, 2015 for any reason, other than due to a termination of Holder’s services by the Company other than for Cause (as hereafter defined), 100 percent of the Tranche II Shares (as defined in Schedule 1 hereto) shall be forfeited by the Holder and shall be transferred, without payment of any consideration to the Holder, to the Company (or its assignee or nominee) and all rights of the Holder to or with respect to such Shares shall terminate; provided, however, that the Committee may, in its sole discretion, accelerate the vesting of all or a portion of the Shares subject to the Award.  If Holder ceases to provide services to the Company prior to September 30, 2015 due to a termination of Holder’s services by the Company other than for Cause, the Holder shall vest in all or a portion of the Tranche II Shares as set forth on Schedule 1 hereto.  For purposes of this Agreement, “Cause” shall have the meaning set forth in the Consulting Agreement.

5. Additional Terms and Conditions of Award.

A. Nontransferability of Award.  Prior to the vesting of the Shares subject to the Award, such Shares may not be transferred by the Holder other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company.  Except to the extent permitted by the foregoing, such unvested Shares may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate or encumber or otherwise dispose of such Shares, the Award and all rights thereunder shall immediately become null and void.

B. Investment Representation.  The Holder hereby represents and covenants that (a) any Shares acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities

Act and any applicable state securities law; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of acquisition of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Shares, as applicable.  As a further condition precedent to the delivery to the Holder of any Shares subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

C. Compliance with Applicable Law.  The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of such Shares, the Shares subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.  The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

D. Award Confers No Rights to Continued Service.  In no event shall the granting of the Award or its acceptance by the Holder give or be deemed to give the Holder any right to continued service with the Company.

E. Decisions of Board or Committee.  The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award.  Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

F. Agreement Subject to the Plan.  This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith.  The Holder hereby acknowledges receipt of a copy of the Plan.

6. Miscellaneous Provisions.

A. Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

B. Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Landauer, Inc., 2 Science Road, Glenwood, Illinois 60425, Attention:  President, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company.  All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mail or (d) by express courier service.  The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

C. Governing Law.  This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to conflicts of laws principles.

D. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

LANDAUER, INC.

By:	/s/ Bob Cronin
Bob Cronin
Chairman of the Board of Directors

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Agreement to Landauer, Inc. at the address stated herein, I hereby acknowledge receipt of the Agreement and the Plan, accept the Award granted to me and agree to be bound by the terms and conditions of this Agreement and the Plan.

____/s/ William Saxelby___________

William Saxelby        Holder

Schedule 1: Landauer, Inc. Performance Based Restricted Stock

Criteria

The Company and Holder agree that vesting of the Shares shall occur upon the completion, delivery and acceptance of the “Tranche I Performance Deliverables” and the “Tranche II Performance Deliverables” described below, to the satisfaction of the CEO. With respect to future Radwatch system shipments, acceptance shall occur when the Company receives a fully funded order. The CEO shall determine in good faith whether the Performance Deliverables have been satisfied.

Tranche I Shares
Shares:__2,851
Vesting: Holder shall vest as to 100 percent of the Tranche I Shares upon satisfaction of the following Tranche I Performance Deliverables:

Tranche I Performance Deliverables:  On or before November 30, 2014, facilitate the documentation of the military market process and contacts, and facilitate the effective handoff of relationships to the designated Company executive in accordance with a timeline established by the Company and to the satisfaction of the Company:

a)	Provide detailed documentation of all active military initiatives at the Company as of the effective date of this Agreement.
b)	Provide detailed documentation of the various military contracting and product acceptance processes, unique to each initiative active at the Company as of the effective date of this Agreement.
c)	Provide a documented matrix of relationships, both formal and informal, between military decision makers, influencers, lobbyist, legislative personnel and Company advisors.
	i)	This shall include, at a minimum, contact names, contact information, organization structure, relationship matrices and a brief narrative of the nature of the relationship; and
ii)

a list of leads generated during the Holder’s employment with the Company and during the term of any consulting agreement with the Company, with the connection to the various initiatives of the Company.

d)	Conduct a thorough review of this documentation with the CEO as well as members of the Company executive team, as requested.
e)

Assist with the effective transition of relationships with military personnel and advisors such that the Company personnel are trained and equipped to work with the military without the assistance of Holder on Radwatch selling activities, product requirements definition process, contracts and order execution.

f)

Assist with the effective transition of the legislative relationships and processes related to appropriations and authorizations such that the Company personnel can manage these processes without the assistance of Holder.

Tranche II Shares
Shares:__ 8,552
Vesting: Holder shall vest in the Tranche II Shares as follows:
•

If Holder satisfies the Tranche II Performance Deliverables in full on or prior to September 30, 2015, Holder shall vest as to 100 percent of the Tranche II Shares on such date that the Tranche II Performance Deliverables are deemed satisfied in full by the CEO.

•

Tranche II Performance Deliverables are deemed satisfied in full by the CEO.

If Holder has not satisfied the Tranche II Performance Deliverables prior to September 30, 2015 but has continued to provide services to the Company through such date or if his services are terminated prior to such date by the Company without Cause, then on September 30, 2015, Holder shall vest in the number of Tranche II Shares determined by multiplying the number of Tranche II Shares subject to this Award by a fraction, the numerator of which is the number of Radwatch systems, up to a maximum of 2000, for which secured funding commitments and received orders have been obtained as of September 30, 2015 in accordance with the terms of the Tranche II Performance Deliverables, and the denominator of which is 2000. For the sake of clarity, in no event shall the numerator exceed 2000.

•

To the extent any Tranche II Shares are not vested as of September 30, 2015 or the date on which Holder ceases to provide services to the Company for any reason other than a termination of Holder’s services other than for Cause, any Tranche II Shares not then vested shall immediately be forfeited.

TRANCHE II PERFORMANCE DELIVERABLES: On or after September 1, 2014, and on or prior to September 30, 2015 secure funding commitments and receive orders from a United States military source for an additional 2,000 Radwatch systems. Such funding and orders for such Radwatch systems is in addition to any funding and orders received for Radwatch systems prior to September 1, 2014, certain of which may be shipped at a later date. For the sake of clarity, funding commitments and orders obtained by the Company prior to September 1, 2014 are not counted in determining whether the Tranche II Performance Deliverables are satisfied.